Exhibit 99.1

Wireless Telecom Group Adds C. Scott Gibson to Board of Directors as Vice Chairman

Parsippany, New Jersey, USA – April 5, 2021 –Wireless Telecom Group, Inc. (NYSE American: WTT), (the “Company”) announced today the appointment of C. Scott Gibson to serve as an independent member and Vice Chairman of its Board of Directors (the “Board”). The Company also announced the formation of a Board Strategy Oversight Committee which Mr. Gibson will chair and will include existing directors Mike Millegan and Mitch Herbets. The purpose of the committee will be to contribute to the Company’s long-term strategic planning, product and technology roadmap and research and development strategy. Furthermore, current Board members Joseph M. Manko Jr. and Joseph Garrity have announced they will not seek re-election to the Board at the next annual meeting of shareholders.

Alan Bazaar, Chairman of the Board, commented, “We are pleased and excited to welcome Scott Gibson as Vice Chairman of the Board. His experience in the semiconductor industry and experience with telecommunications software solutions make him ideally suited to lead the Board’s Strategy Oversight Committee. Additionally, his experience on public boards and leading strategy development are expected to greatly contribute to our long-term planning and 5G solution development. I look forward to working with Scott as the Company addresses transformational growth opportunities, supported by 5G adoption and long-term secular investments. I also would like to thank Joseph Manko and Joseph Garrity for their invaluable contributions to the Board and the Company during their tenures.”

Mr. Gibson started his career at Intel Corporation serving as General Manager of Memory Components Operation. He then co-founded and served as President, and Co-CEO of Sequent Computer Systems, Inc., a computer systems company, which grew from a start-up to over $300 million in annual sales. Mr. Gibson also served on the Board of Radisys, a global leader of open technology telecommunications solutions, joining the Board in 1992 shortly after its start-up in 1987, and served as Chairman from 1992-2017, through its IPO, transitioning to his successor just ahead of the Company’s sale to Reliance in 2018. Mr. Gibson has spent more than the past five years serving on public company boards full-time. He is currently the Chair of the Board of Directors of Northwest Natural Holding Company, a provider of water and wastewater distribution and natural gas services, and is an independent member of the Board of Directors of Pixelworks, a provider of video and pixel processing semiconductors and software. Mr. Gibson previously served as a director for several other technology companies including, Verigy Ltd. and TriQuint Semiconductor, Inc., which subsequently merged with RF Micro Devices, Inc. and became Qorvo, Inc. During Mr. Gibson’s Board oversight role, TriQuint / Quorvo grew from less than $20 million per year to over $3 billion in annual sales. Mr. Gibson serves as Trustee of St. John’s Health, and the Community Foundation of Jackson Hole. Mr. Gibson holds a B.S.E.E. and a M.B.A. from the University of Illinois.

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About Wireless Telecom Group

Wireless Telecom Group, Inc., comprised of Boonton, CommAgility, Holzworth, Microlab, and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, semiconductor, and medical industries, Wireless Telecom Group products enable innovation across existing and emerging wireless technologies. With a product portfolio including peak power meters, signal generators, phase noise analyzers, signal processing modules, LTE PHY/stack software, power splitters and combiners, GPS repeaters, public safety components, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe.

Wireless Telecom Group, Inc.’s website address is wirelesstelecomgroup.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief, or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020.

Investor Contact

Mike Kandell: +1 (973) 386-9696

SM Berger & Company: +1 (216) 464-6400

Marketing Contact

Maria Droge: +1 (973) 386-9696

Wireless Telecom Group Inc.

25 Eastmans Road

Parsippany, NJ 07054

Tel: (973) 386-9696

Fax: (973) 386-9191

www.wtcom.com